                                     SCHEDULE 14A
                                    (Rule 14a-101)

                       INFORMATION REQUIRED IN PROXY STATEMENT

                               SCHEDULE 14A INFORMATION

                    ---------------------------------------------

                   PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

                           SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /
Check the appropriate box:
/ /  Preliminary Proxy Statement                   / /  Confidential, For Use
/X/  Definitive Proxy Statement                         of Commission Only
/ /  Definitive Additional Materials                    (as permitted by
/ /  Soliciting Material Pursuant to                    Rule 14a-6(e)(2))
     Rule 14a-11(c) or Rule 14a-12


                                ALTRIS SOFTWARE, INC.
--------------------------------------------------------------------------------
                   (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


--------------------------------------------------------------------------------
      (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

          Payment of Filing Fee:

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:


     --------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:


     --------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


     --------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:


     --------------------------------------------------------------------------
(5)  Total fee paid:


     --------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials:


     --------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:


     --------------------------------------------------------------------------
(2)  Form, Schedule or Registration Statement No.:


     --------------------------------------------------------------------------
(3)  Filing Party:


     --------------------------------------------------------------------------
4)   Date Filed:


     --------------------------------------------------------------------------

                                ALTRIS SOFTWARE, INC.
                               9339 CARROLL PARK DRIVE
                             SAN DIEGO, CALIFORNIA 92121

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON AUGUST 27, 1998

     The Annual Meeting of Shareholders of Altris Software, Inc., a California corporation (the "Company"), will be held at the Company's headquarters at 9339 Carroll Park Drive, San Diego, California, at 1:30 p.m. on Thursday, August 27, 1998 for the following purposes:

     1. To elect five directors to hold office until the next succeeding Annual Meeting and until their successors have been elected and qualified.

     2. To amend the Company's 1996 Stock Incentive Plan to approve an increase in the aggregate number of shares of Common Stock reserved for issuance under such plan from 625,000 to 925,000 shares.

     3. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on June 30, 1998 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof, and only holders of record of the Company's Common Stock at the close of business on that date will be entitled to receive notice of, and to vote at, the Annual Meeting.

     WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES AND THAT A QUORUM WILL BE PRESENT. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING, AND YOU MAY VOTE IN PERSON EVEN THOUGH YOU HAVE RETURNED YOUR PROXY.

                                        By Order of the Board of Directors,


                                        /s/ John W. Low
                                        Secretary


July 27, 1998

                                ALTRIS SOFTWARE, INC.
                               9339 CARROLL PARK DRIVE
                             SAN DIEGO, CALIFORNIA 92121

                       ----------------------------------------

                                   PROXY STATEMENT

                            ANNUAL MEETING OF SHAREHOLDERS
                                   AUGUST 27, 1998


                       ----------------------------------------

                                     INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Altris Software, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at the Company's headquarters at 9339 Carroll Park Drive, San Diego, California, on Thursday, August 27, 1998 at 1:30 p.m., or at any adjournments or postponements thereof, for the purposes set forth herein and in the foregoing Notice. This Proxy Statement and the accompanying proxy were first sent to shareholders on or about July 27, 1998.

PROXY INFORMATION

     Shares represented by properly executed proxies, if received in time and not revoked or suspended, will be voted in accordance with the instructions indicated thereon or, if no instructions are given for any or all of the proposals, will be voted in favor of the election of all persons named in, or otherwise nominated as set forth in, this Proxy Statement to serve as directors and in favor of the proposal to amend the Company's 1996 Stock Incentive Plan in order to increase the number of shares of the Company's common stock, no par value (the "Common Stock"), reserved for issuance thereunder from 625,000 to 925,000 shares. A shareholder giving a proxy has the power to revoke it at any time before it is exercised by attending and voting at the Annual Meeting or by filing with the Secretary of the Company either a written notice of revocation or a duly executed proxy bearing a later date.

RECORD DATE AND VOTING

     Each shareholder of record of the Common Stock at the close of business on June 30, 1998 is entitled to vote on all matters submitted to a vote of the shareholders at the Annual Meeting. At the close of business on June 30, 1998, there were 9,614,663 shares of Common Stock outstanding held of record by approximately 300 shareholders. Directors will be elected by a plurality of the votes of the shares of Common Stock represented and voting on the election of directors. In all matters other than the election of directors, the affirmative vote of a majority of shares of Common Stock represented and voting on a particular matter (assuming such affirmative votes constitute a majority of the votes required for a quorum of the shareholders) shall be the act of the shareholders. In general, abstentions will have no effect on the outcome of the voting with respect to any matter. As to certain matters other than the election of directors, New York Stock Exchange and American Stock Exchange rules generally require when shares are registered in street or nominee name that their member brokers receive specific instructions from the beneficial owners in order to vote on such a proposal. If a member broker indicates on the proxy that such broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     Holders of Common Stock have one vote for each share on all matters submitted to the shareholders at the Annual Meeting, except that shareholders may cumulate votes in the election of directors if any shareholder gives notice to the Secretary prior to the voting of his or her intention to cumulate votes. Under cumulative voting, each shareholder may give any one candidate whose name was placed in nomination prior to the commencement of voting a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute such number of votes on the same principle among as many candidates as the shareholder sees fit. The proxy holders will have authority, in their discretion, to vote cumulatively for less than all of the nominees.

                           SECURITY OWNERSHIP OF MANAGEMENT
                            AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as to shares of the Common Stock owned as of June 30, 1998 by (i) each current director and nominee for director,
(ii) each Named Executive Officer (as defined below) who is presently an employee of the Company, (iii) all current directors and executive officers as a group and (iv) each person who, to the extent known to the Company, beneficially owned more than 5% of the outstanding shares of Common Stock as of such date. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given have sole voting and investment power over the shares shown as beneficially owned, subject to community property laws where applicable.


                                                NUMBER OF           PERCENT OF
NAME                                            SHARES (1)          CLASS (1)
----                                            ----------          ----------
Roger H. Erickson . . . . . . . . . . . . . . .     81,000                 *

Steven D. Clark . . . . . . . . . . . . . . . .     35,000                 *

John W. Low . . . . . . . . . . . . . . . . . .     92,000                 *

D. Ross Hamilton  . . . . . . . . . . . . . . .    194,000                2.0%

Michael J. McGovern . . . . . . . . . . . . . .    350,751                3.6%

Larry D. Unruh  . . . . . . . . . . . . . . . .      9,297                 *

Norwood H. Davis, Jr. . . . . . . . . . . . . .     26,500                 *

Martin P. Atkinson  . . . . . . . . . . . . . .      5,000                 *

Sirrom Capital Corporation  . . . . . . . . . .    800,000(2)             7.7%

All Current Directors and Executive
   Officers as a Group (9 persons)  . . . . . .    803,548                8.2%

--------------------
*Less than one percent.

(1) Amounts and percentages include shares of Common Stock that may be acquired within 60 days of June 30, 1998 through the exercise of stock options.
     Such stock included in the computation of beneficial ownership is 30,000 shares for Mr. Erickson, 45,000 shares for Mr. Low, 22,500 shares for Mr. Hamilton, 5,000 shares for Mr. McGovern, 5,000 shares for Mr. Unruh, 5,000 shares for Mr. Davis, 5,000 shares for Mr. Atkinson, and 162,500 shares for all current directors and executive officers as a group.

(2) Amount consists of (i) 500,000 shares of Common Stock issuable upon conversion of Series D Convertible Preferred Stock having a conversion price of $6.00 per share and (ii) 300,000 shares of Common Stock issuable upon exercise of a warrant having an exercise price of $6.00 per share.

                                        ITEM 1

                                ELECTION OF DIRECTORS

     Five directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting and until their successors are elected and qualified.
In the election of directors, the proxy holders intend to vote for the election of the nominees named below. Should any nominee decline or become unavailable to serve as a director or should any vacancy occur before the election (which events are not anticipated), the proxies will be voted, in the absence of instructions to the contrary, for the election of the remaining nominees named in this Proxy Statement.

     The following table sets forth certain information concerning each person nominated for election as a director:


Name                           Age      Position
----------------------------  -----     ----------------------------------------
Roger H. Erickson. . . .       42       Chief Executive Officer, Director

D. Ross Hamilton . . . .       60       Director

Michael J. McGovern. . .       68       Director

Larry D. Unruh . . . . .       47       Director

Martin P. Atkinson . . .       52       Director

     MR. ERICKSON was appointed the Company's Chief Executive Officer in April 1998, a position which he previously held from October 1991 to August 1993. In addition, Mr. Erickson was appointed as a Director of the Company in 1998, a position which he previously held from July 1990 to June 1995. Mr. Erickson has served the Company in various other capacities, including as (i) Vice President, Strategic Partners, from July 1997 to April 1998, (ii) Vice President, Operations, from June 1996 to July 1997, (iii) Vice President, Worldwide Channel Sales, from April 1995 to February 1996, (iv) Vice President, Alliances and General Manager, PDM Business Unit, from February 1996 to June 1996, (v) Executive Vice President, Marketing and Sales, from September 1993 to March 1995 and (vi) Vice President, Engineering, from June 1990 to October 1991. From 1984 until March 1990, Mr. Erickson served the Company in several positions including Senior Systems Engineer and Director of Technical Projects. Mr. Erickson earned a M.S. degree in Computer Science from the University of California, Santa Barbara in 1982 and a B.A. degree in Mathematics from Westmont College in 1978.

     MR. HAMILTON has been a Director of the Company since June 1994. He served as Chairman of the Board of the Company from January 1997 through June 1997. Since 1983 Mr. Hamilton has served as President of Hamilton Research, Inc., an investment banking firm. Mr. Hamilton currently serves as a director of Luther Medical Products, Inc., a medical device manufacturer. Mr. Hamilton received a B.S. degree in Economics from Auburn University in 1961.

     MR. MCGOVERN has served as a Director of the Company since he founded the Company in February 1981, and served as the Company's Chairman and Chief Executive Officer from its inception until December 1987. Mr. McGovern was a founder of Autologic, Inc. in 1968, where he was Vice President of Engineering in charge of developing computer driven photo typesetters for the newspaper and painting industries. Mr. McGovern also serves as a director of Qtel, Inc. (since March 1997) and as a director of Alpha Data Tech. (since April 1997). He received a B.S.E.E. degree from City University of New York in 1952 and an M.S.E.E. degree from Arizona State University in 1959.

     MR. UNRUH has served as a Director of the Company since May 1988. He is a partner of Hein & Associates LLP, certified public accountants, and has been its Managing Tax Partner since 1982. Mr. Unruh currently serves as a director of Basin Exploration, Inc., an oil exploration and development company. Mr. Unruh received a B.S. degree in Accounting from the University of Denver in 1973.

     MR. ATKINSON has served as a Director of the Company since 1997. Mr. Atkinson presently runs a consulting firm based in Kent, England that advises middle-market companies on banking and corporate finance matters. Prior to establishing his consulting firm, Mr. Atkinson was employed by Lloyds Bank for 28 years until his retirement from there (at the senior executive level) in December 1996. While at Lloyds, Mr. Atkinson was the Head of Risk Control of Lloyds Merchant Bank Limited, a Director of Lloyds' Capital Markets Group, where he was responsible for arranging several multi-million pound syndicated loans, and from 1992 to 1996, he was responsible for Lloyds' middle-market activities in certain counties in England. Mr. Atkinson is an Associate of the Institute of Bankers, England. He received a law degree from Nottingham University in England in 1968.

     All directors are elected annually and serve until the next annual meeting of shareholders and until their successors have been elected and qualified.

                                      MANAGEMENT

EXECUTIVE OFFICERS

     The following table and discussion set forth certain information with regard to the Company's executive officers.


Name                           Age      Position
----------------------------  -----     ----------------------------------------
Roger H. Erickson. . . .       42       Chief Executive Officer

John W. Low. . . . . . .       41       Chief Financial Officer and Secretary

David Chu. . . . . . . .       42       Vice President, Engineering

Steven D. Clark. . . . .       46       Vice President, Sales

     The biography for MR. ERICKSON is set forth above under the table listing the nominated directors.

     MR. LOW has served as Chief Financial Officer and Secretary since June 1990. Previously, Mr. Low had served as Corporate Controller since joining the Company in August 1987. From 1980 until joining the Company, Mr. Low was with Price Waterhouse LLP, most recently as a Manager working with middle-market and growing companies. Mr. Low, who is a certified public accountant, earned a B.A. degree in Economics from the University of California, Los Angeles in 1978.

     MR. CHU was appointed Vice President, Engineering in April 1998. Since joining the Company in February 1997, Mr. Chu served as Director U.S. Software Engineering until April 1998. From 1995 to 1997, Mr. Chu was an independent consultant for Performance Solutions Group, a technical consulting organization. From 1984 to 1995, Mr. Chu was with Computer Associates International most recently as Assistant Vice President of Research and Development. Mr. Chu holds triple certifications as a Microsoft Certified Systems Engineer, Solutions Developer and Trainer.

     MR. CLARK was appointed Vice President, Sales in October 1997. Previously, Mr. Clark had served as Vice President North American Sales since January 1997. From 1994 through the end of 1996, Mr. Clark was Director of U.S. Sales. From 1992 to 1994, Mr. Clark served as the Vice President of West Coast Operations at PRC, a systems integration firm. From 1987 to 1992, Mr. Clark was Director of Marketing for Optigraphics Corporation. From 1983 to 1987, he was Vice President of Sales and Marketing at Energy Images in Boulder, Colorado. From 1975 to 1983, Mr. Clark held several positions with Dun & Bradstreet Petroleum Information. Mr. Clark earned a B.A. degree in Geography from the University of Colorado in 1974.

EXECUTIVE OFFICERS' COMPENSATION

     The following table sets forth certain information concerning the annual and long-term compensation for services rendered in all capacities to the Company for the three years ended December 31, 1997 of (i) the Company's Chief Executive Officer during 1997 and (ii) the four other most highly compensated executive officers of the Company having compensation of $100,000 or more during 1997 (collectively, the "Named Executive Officers").


                              SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION
                                   -------------------------------------------------------      --------------
                                                                                                  LONG-TERM
                                                                                 OTHER          COMPENSATION
                                                                                 ANNUAL            AWARDS--
                                                                              COMPENSATION       STOCK OPTIONS
NAME AND POSITION                  YEAR       SALARY($)       BONUS($)           ($)(1)           (# SHARES)
-------------------------------    ----       ---------       --------        ------------       -------------
Roger H. Erickson                  1997        $174,708         $9,000                -                   -
   Chief Executive Officer(2)      1996         185,427           -                   -                 25,000
                                   1995         138,252           -                   -                   -

Jay V. Tanna
   Former President and Chief      1997        $215,000           -                   -                 75,000
   Executive Officer(3)            1996         205,865           -                   -                112,500
                                   1995            -              -                   -                   -

Steven D. Clark                    1997        $168,462        $25,000                -                 40,000
   Vice President Sales(4)         1996         136,355           -             $66,719(5)                -
                                   1995          83,923           -                   -                  5,000

John W. Low                        1997        $149,639           -                   -                   -
   Chief Financial Officer         1996         142,535           -                   -                 25,000
   and Secretary                   1995         131,904           -                   -                 10,000

Tim A. Wright                      1997        $134,666        $13,494                -                 30,000
   Former Managing Director,       1996          83,026           -                   -                  2,500
   UK Operations(6)                1995            -              -                   -                   -

--------------------
(1) Excludes compensation in the form of other personal benefits, which for each of the executive officers other than Mr. Clark in 1996 did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each year.

(2) Mr. Erickson became President and Chief Executive Officer of the Company effective April 1998. During 1997 Mr. Erickson served as Vice President, Operations and Vice President Strategic Partners.

(3) Mr. Tanna became President and Chief Executive Officer of the Company in April 1996 and resigned from that position effective April 16, 1998. The 75,000 options granted to Mr. Tanna in 1997 were subsequently returned to the Company and canceled.

(4) Mr. Clark was appointed an executive officer in January 1997. The bonus paid in 1997 related to services provided in 1996 as Director of U.S. Sales.

(5)  Represents sales commissions earned by Mr. Clark in 1996.

(6) Mr. Wright resigned his employment with the Company in February 1998. The bonuses paid in 1997 related to services provided for Mr. Wright in 1996 as Deputy Managing Director of U.K. Operations. No information is presented for 1995 as Mr. Wright commenced employment with the Company in 1996.

OPTION GRANTS IN 1997

     Shown below is information concerning grants of options issued by the Company to the Named Executive Officers during 1997:

                                                                                                     POTENTIAL REALIZABLE VALUE
                                  NUMBER OF           % OF TOTAL                                       AT ASSUMED ANNUAL RATES
                                 SECURITIES             OPTIONS                                      OF STOCK PRICE APPRECIATION
                                 UNDERLYING           GRANTED TO        EXERCISE                         FOR OPTION TERM (2)
                                   OPTIONS           EMPLOYEES IN        PRICE       EXPIRATION      ---------------------------
NAME                            GRANTED(#)(1)        FISCAL YEAR       ($/SHARE)        DATE            5% ($)        10% ($)
------------------------------- --------------       ------------       ---------    ----------      ------------   ------------
Roger H. Erickson. . . . . . .         -                  -                -              -                -                -
Jay V. Tanna . . . . . . . . .      75,000               14%             $6.13        2/11/07         $288,523         $731,750
Steven D. Clark. . . . . . . .      30,000                6%             $6.38         1/2/07         $120,126         $304,653
                                    10,000                2%             $4.13         5/7/07          $25,942          $65,742
John W. Low. . . . . . . . . .         -                  -                -              -                -                -
Tim A. Wright. . . . . . . . .      30,000                6%             $6.38         1/2/07         $120,126         $304,653

--------------------

(1) Options were granted to Mr. Tanna in February 1997, Mr. Clark in January and May 1997 and Mr. Wright in January 1997. All such options reflected above were granted with an exercise price equal to the closing sale price of the Common Stock as reported on the Nasdaq National Market on the date of grant. All grants vest 25% 90 days from the date of grant and in additional annual installments of 25% commencing on the first anniversary of the date of grant. The options granted to Mr. Tanna were voluntarily returned to the Company and canceled in December 1997.

(2) The 5% and 10% assumed rates of appreciation are specified under the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of its Common Stock. The actual value, if any, which a Named Executive Officer may realize upon the exercise of stock options will be based upon the difference between the market price of the Company's Common Stock on the date of exercise and the exercise price.

AGGREGATED OPTION EXERCISES IN 1997 AND 1997 YEAR-END OPTION VALUES

     The following table sets forth for the Named Executive Officers information with respect to unexercised options and year-end option values, in each case with respect to options to purchase shares of the Company's Common Stock. The Named Executive Officers did not exercise any options in 1997.

                                   VALUE OF UNEXERCISED
                              NUMBER OF UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                               HELD AS OF DECEMBER 31, 1997             AT DECEMBER 31, 1997(1)
                             -------------------------------         -------------------------------
          NAME               EXERCISABLE      NONEXERCISABLE         EXERCISABLE      NONEXERCISABLE
--------------------------   -----------      --------------         -----------      --------------
Roger H. Erickson. . . .          30,000              12,500                -                 -
Jay V. Tanna . . . . . .          56,250              56,250                -                 -
Steven D. Clark. . . . .          23,750              31,250              $2,710              -
John W. Low. . . . . . .          42,500              15,000                -                 -
Tim A. Wright. . . . . .           8,750              23,750                -                 -

--------------------
(1) Based on the closing sale price of the Common Stock on the Nasdaq National Market on December 31, 1997 ($3.03 per share).

BOARD COMMITTEES AND ATTENDANCE AT MEETINGS

     The Board of Directors has an Audit Committee which makes recommendations regarding the selection of independent public accountants and reviews with them the scope and results of the audit engagement. In 1997, the Audit Committee was comprised of Messrs. McGovern and Unruh and Robert H. Smith. The Audit Committee held two meetings during 1997. Mr. Smith, who was elected to the Board of Directors and the Audit Committee in February 1997, resigned from the Board of Directors in February 1998.

     The Board of Directors also has a Compensation Committee which reviews compensation of officers. In 1997, the Compensation Committee was comprised of Messrs. McGovern, Hamilton and Unruh and Michael Comegna. The Compensation Committee held one meeting in 1997. Mr. Comegna resigned from the Board of Directors in April 1998.

     In addition, the Board of Directors has a Stock Option Committee which generally administers the Company's Amended and Restated 1996 Stock Incentive Plan and 1987 Stock Option Plan. The Stock Option Committee was comprised of Messrs. McGovern, Unruh Comegna and Norwood H. Davis, Jr. in 1997. The Stock Option Committee held one meeting in 1997. Mr. Davis, who was elected to the Board of Directors in February 1997, has decided not to stand for re-election to the Board of Directors at the 1998 Annual Meeting.

     The Board of Directors does not have a standing Nominating Committee or any other committee which performs a similar function.

     In 1997, the Board of Directors held 12 meetings. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period for which he was a director and (ii) the total number of meetings held by all committees of the Board on which he served during the period he served.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and 10% shareholders are required by the SEC to furnish the Company with copies of all Forms 3, 4 and 5 that they file.

     Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file a Form 5 for specified fiscal years, and other than with respect to D. Ross Hamilton, a member of the Board of Directors who did not timely file a Form 4 for an acquisition of the Company's Common Stock on December 31, 1997, the Company believes that all of its executive officers, directors and greater than 10% shareholders have complied with all of the filing requirements applicable to them with respect to transactions during 1997.

COMPENSATION OF DIRECTORS

     Each director, other than directors who are also employees of the Company or are precluded from accepting a fee by their employers, receives a $5,000 annual fee plus a $1,000 meeting fee for four paid meetings a year. In addition, each director is reimbursed for all reasonable expenses incurred in connection with attendance at such meetings. Directors who are employees of the Company are not compensated for serving as directors.

     During 1997, Mr. Hamilton assisted the Company in raising capital through a $6 million private placement of both equity and debt securities. The transaction was completed in June 1997 and the Company paid Mr. Hamilton $120,000 for his consulting services.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1997, the Compensation Committee of the Board of Directors was comprised of four members, Messrs. McGovern, Hamilton and Unruh and Michael Comegna (who resigned as a Director in April 1998), none of whom is or was an employee or officer of the Company in 1997. No executive officer of the Company has served as a member of the Board of Directors or Compensation Committee of any company in which Messrs. McGovern, Hamilton, Unruh or Comegna is an executive officer.

                                        ITEM 2

APPROVAL OF INCREASE IN NUMBER OF SHARES OF COMMON STOCK RESERVED UNDER THE COMPANY'S 1996 STOCK INCENTIVE PLAN

     Effective April 1, 1996, the Board of Directors adopted, and the shareholders subsequently approved, the Company's 1996 Stock Incentive Plan (the "1996 Plan"). There are presently 625,000 shares of the Company's Common Stock authorized for issuance under the 1996 Plan. At June 30, 1998, 1,250 shares of Common Stock had been issued pursuant to the exercise of options previously granted under the 1996 Plan and the Company had outstanding options to purchase 537,500 shares of Common Stock.

     In July 1998, the Board approved an amendment to the 1996 Plan, subject to shareholder approval, to increase the number of shares authorized for issuance under the 1996 Plan from an aggregate of 625,000 shares to an aggregate of 925,000 shares. The Board adopted this amendment to ensure that the Company can continue to grant stock options to employees, directors and consultants at levels determined appropriate by the Board and the Compensation Committee. The ability to offer options in order to attract and retain talented employees is particularly important to the Company's competitive position in its industry.

     The essential features of the 1996 Plan are outlined below.

GENERAL

     The purpose of the 1996 Plan is to enable the Company and its subsidiaries to attract, retain and motivate its employees, directors and consultants by providing for or increasing the proprietary interests of such persons in the Company. Every director, employee and consultant of the Company and its subsidiaries is eligible to be considered for the grant of awards under the 1996 Plan. As of June 30, 1998, the Company and its subsidiaries had a total of 111 employees.

     The 1996 Plan is administered by the Stock Option Committee, each member of which must be a "disinterested person" as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The members of the Stock Option Committee will not be eligible for the grant of awards under the 1996 Plan. The Stock Option Committee has full and final authority to select the individuals to receive awards and to grant such awards and has a wide degree of flexibility in determining the terms and conditions of awards. Subject to limitations imposed by law, the Board of Directors of the Company may amend or terminate the Plan at any time and in any manner. However, no such amendment or termination may deprive the recipient of an award previously granted under the Plan of any rights thereunder without his or her consent.

     Awards under the 1996 Plan are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. An award to an employee may consist of one such security or benefit or two or more of them in tandem or in the alternative. The 1996 Plan does not specify a minimum exercise price or other consideration that a recipient of an award must pay to obtain the benefit of an award, and therefore the maximum compensation payable to employees pursuant to the 1996 Plan, during the term of the 1996 Plan and awards granted thereunder, is equal to the number of shares of Common Stock with respect to which awards may be issued thereunder, multiplied by the value of such shares on the date such compensation is measured. An award granted under the 1996 Plan to an employee will generally include a provision conditioning or accelerating the receipt of benefits upon the occurrence of specified events, such as a change of control of the Company or a dissolution, liquidation, sale of substantially all of the property and assets of the Company or other significant corporate transaction.

     The maximum number of shares of Common Stock that may be issued pursuant to awards granted under the 1996 Plan is 625,000 (giving effect to a one-for-two reverse stock split with respect to the Common Stock effected by the Company and approved by the shareholders in October 1996). The 1996 Plan generally provides that no single employee may be granted options or other awards with respect to more than 625,000 shares of Common Stock in any one calendar year. The 1996 Plan also contains customary anti-dilution provisions; provided, however, that no adjustment will be made pursuant to such provisions to the extent such adjustment would cause incentive stock options (as discussed below under "Certain Income Tax Consequences") issued or issuable under the 1996 Plan to be treated as other than incentive stock options, or to the extent that the Stock Option Committee determines that such adjustment would result in the disallowance of a federal income tax deduction for compensation attributable to such awards by causing such compensation to be treated as other than "performance-based compensation" within the meaning of the 1996 Plan.

     Awards may not be granted under the 1996 Plan on or after the tenth anniversary of the adoption of the 1996 Plan. Although any award that was duly granted prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of Common Stock may be issued pursuant to any award on or after the twentieth anniversary of the adoption of the Plan.

SECTION 16(b) OF THE SECURITIES EXCHANGE ACT OF 1934

     Pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), directors, executive officers and 10% shareholders of the Company are generally liable to the Company for repayment of any profits realized from any non-exempt purchase and sale of Common Stock occurring within a six-month period. Rule 16b-3 promulgated under the Exchange Act provides an exemption from Section 16(b) liability for certain transactions by an officer or director pursuant to an employee benefit plan that complies with such Rule. The 1996 Plan is designed to comply with Rule 16b-3.

CERTAIN INCOME TAX CONSEQUENCES

     The following is a brief description of the federal income tax treatment that will generally apply to awards made under the 1996 Plan, based on federal income tax laws in effect on the date hereof. The exact federal income tax treatment of awards will depend on the specific nature of any such award.

     Pursuant to the 1996 Plan, participants that are employees may be granted options that are intended to qualify as incentive stock options ("ISOs") under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, the optionee is not taxed, and the Company is not entitled to a deduction, on the grant or exercise of an ISO. However, if the optionee sells the shares acquired upon the exercise of an ISO ("ISO Shares") at any time within (i) one year after the transfer of ISO Shares to the optionee pursuant to the exercise of the ISO or (ii) two years from the date of grant of the ISO, then the optionee will recognize ordinary income in an amount equal to the excess, if any, of the lesser of the sale price or the fair market value of the ISO Shares on the date of exercise, over the exercise price of the ISO. The Company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the optionee. If the optionee sells the ISO Shares at any time after the optionee has held the ISO Shares for at least (i) one year after the date of transfer of the ISO Shares to the optionee pursuant to the exercise of the ISO and (ii) two years from the date of grant of the ISO, then the optionee will recognize capital gain or loss equal to the difference between the sales price and the exercise price of such ISO, and the Company will not be entitled to any deduction.

     The amount by which the fair market value of the ISO Shares received upon exercise of an ISO exceeds the exercise price will be included as a positive adjustment in the calculation of an optionee's "alternative minimum taxable income" ("AMTI") in the year of exercise. The

"alternative minimum tax" imposed on individual taxpayers is generally equal to the amount by which 28% (26% of AMTI below certain amounts) of the individual's AMTI (reduced by certain exemption amounts) exceeds his or her regular income tax liability for the year.

     The grant of an option or other similar right to acquire stock that does not qualify for treatment as an ISO (a "non-qualified stock option") is generally not a taxable event for the optionee. Upon exercise of the option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise (determined as of the date of exercise) over the exercise price of such option, and the Company will be entitled to a deduction equal to such amount. Nonemployees may only be awarded non-qualified stock options.

     If an optionee is a director, officer or shareholder subject to Section 16 of the Exchange Act (an "Insider") and exercises an option within six months of the date of grant, the timing of the recognition of any ordinary income should be deferred until (and the amount of ordinary income should be determined based on the fair market value (or sales price in the case of a disposition) of the shares of Common Stock upon) the earlier of the following two dates (the "16(b) Date"): (i) six months after the date of grant or (ii) a disposition of the shares of Common Stock, unless the Insider makes an election under Section 83(b) of the Code (an "83(b) Election") within 30 days after exercise to recognize ordinary income based on the value of the Common Stock on the date of exercise. In addition, special rules apply to an Insider who exercises an option having an exercise price greater than the fair market value of the underlying shares on the date of exercise.

     Awards under the 1996 Plan may also include stock sales, stock bonuses or other grants of stock that include provisions for the delayed vesting of the recipient's rights to the stock. Unless the recipient makes an 83(b) Election as discussed above within 30 days after the receipt of the restricted shares, the recipient generally will not be taxed on the receipt of restricted shares until the restrictions on such shares expire or are removed. When the restrictions expire or are removed, the recipient will recognize ordinary income (and the Company will be entitled to a deduction) in an amount equal to the excess of the fair market value of the shares at that time over the purchase price. However, if the recipient makes an 83(b) Election within 30 days of the receipt of restricted shares, he or she will recognize ordinary income (and the Company will be entitled to a deduction) equal to the excess of the fair market value of the shares on the date of receipt (determined without regard to vesting restrictions) over the purchase price. In the case of an Insider (as defined above), the timing of income recognition (including the date used to compute the fair market value of shares) with respect to restricted shares may be deferred until the 16(b) Date, as described above, unless the Insider makes a valid 83(b) Election.

     Awards may be granted under the 1996 Plan which do not fall clearly into the categories described above. The federal income tax treatment of these awards will depend upon the specific terms of such awards. Generally, the Company will be required to make arrangements for withholding applicable taxes with respect to any ordinary income recognized by a recipient in connection with awards made under the 1996 Plan.

     Special rules will apply in cases where a recipient of an award pays the exercise or purchase price of the award or applicable withholding tax obligations under the 1996 Plan by delivering previously owned shares of Common Stock or by reducing the amount of shares otherwise issuable pursuant to the award. The surrender or withholding of such shares will in certain circumstances result in the recognition of income with respect to such shares or a carryover basis in the shares acquired.

     The terms of the agreements pursuant to which specific awards are made under the 1996 Plan may provide for accelerated vesting or payment of an award in connection with a change in ownership or control of the Company. In that event and depending upon the individual circumstances of the recipient, certain amounts with respect to such award may constitute "excess parachute payments" under the "golden parachute" provisions of the Code. Pursuant to these provisions, a recipient will be subject to a 20% excise tax on any "excess parachute payments" and the Company will be denied any deduction with respect to such payment.

     In certain circumstances, the Company may be denied a deduction for compensation (including compensation attributable to the ordinary income recognized with respect to awards made under the 1996 Plan) to certain officers of the Company to the extent that the compensation exceeds $1,000,000 (per person) annually.

CONCLUSION

     The Board of Directors has directed that the proposed amendment to the 1996 Plan be submitted for shareholder approval. The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting will be required for approval. In the absence of approval, the amendment to the 1996 Plan will be without effect, and the maximum number of shares of Common Stock issuable under the 1996 Plan will remain 625,000.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1996 PLAN.

     When a proxy in the form of the proxy enclosed with this Proxy Statement is returned properly executed, unless marked to the contrary, such proxy will be voted in favor of adoption of the amendment to the 1996 Plan.

                                  PERFORMANCE GRAPH

     The stock performance graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts. The following graph shows the Company's total return to shareholders compared to the NASDAQ Market Value Index (1) and a Peer Group Index(2) over the period from January 1, 1993 to December 31, 1997.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN AMONG

           ALTRIS SOFTWARE, INC., NASDAQ MARKET INDEX AND PEER GROUP INDEX


                                       [GRAPH]


-------------------------------------------------------------------------------------------------------------------
                                  1/1/93       12/31/93       12/31/94       12/31/95       12/31/96       12/31/97
-------------------------------------------------------------------------------------------------------------------
ALTRIS SOFTWARE, INC.            $100.00          92.73         112.72         283.63         189.09          88.18
-------------------------------------------------------------------------------------------------------------------
NASDAQ MARKET INDEX              $100.00         119.95         125.94         163.35         202.99         248.30
-------------------------------------------------------------------------------------------------------------------
PEER GROUP INDEX                 $100.00         106.77         130.65         194.37         241.59         299.34
-------------------------------------------------------------------------------------------------------------------




--------------------
(1) Includes all issues trading over the Nasdaq National Market and Over-the-Counter Markets during the period from January 1, 1993 through December 31, 1997, weighted annually by market capitalization (shares outstanding multiplied by stock price).

(2) A Peer Group Index compiled and published by Media General Financial Services, Inc. comprised of all computer software and data processing companies that were publicly traded in the United States at December 31, 1997, weighted annually by market capitalization (shares outstanding multiplied by stock price). Copies of this index can be obtained by ordering MG Industry Group 03 from Media General Financial Services, Inc., P.O. Box 85333, Richmond, VA, 23293, telephone number (804) 649-6097, and paying their standard fee.

     The cumulative total return on the stock performance graph indicates historical results only and is not necessarily indicative of future results.

     Each line on the stock performance graph assumes that $100 was invested in the Company's Common Stock and the respective indices on January 1, 1993. The graph then tracks the value of these investments, assuming reinvestment of dividends, through the five years ended December 31, 1997.

     On March 11, 1998, as a result of the Company's announcement of the likely restatement of its results of operations for 1996 and the nine months ended September 30, 1997, The Nasdaq Stock Market suspended trading in the Company's Common Stock. The Nasdaq Stock Market subsequently delisted the Common Stock from trading on the Nasdaq National Market, effective June 1, 1998. The Common Stock is presently trading through the facilities of the National Quotation Bureau, Inc. (with quotes published in the "pink sheets") and is also quoted on the OTC Bulletin Board.

COMPENSATION COMMITTEE REPORT TO SHAREHOLDERS ON EXECUTIVE COMPENSATION

     The report of the Compensation Committee given below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

     The Compensation Committee of the Board of Directors, which was comprised of four non-employee directors at year-end 1997, is responsible for establishing the base salary of the Chief Executive Officer and for approving and monitoring the criteria used in establishing the base salaries and other compensation of the Company's other executive officers. Michael Comegna, a member of Compensation Committee in 1997, resigned from the Board of Directors in April 1998. Set forth below is a report, submitted by Messrs. McGovern, Hamilton and Unruh, in their capacity as current members of the Compensation Committee, addressing the Company's compensation policies for 1997 as they affected Mr. Tanna (the Company's Chief Executive Officer in 1997) and the other executive officers named in the Summary Compensation Table appearing elsewhere herein (collectively, the "Executive Officers").

     COMPENSATION POLICIES TOWARDS EXECUTIVE OFFICERS

     The compensation programs of the Company historically have been comprised of only a cash component, awarded primarily based on individual performance. However, the Compensation Committee believes that the most effective executive compensation program is one that provides incentives to achieve both current and long-term strategic management goals of the Company, with the ultimate objective of enhancing shareholder value. In this regard, the Compensation Committee believes executive compensation should be comprised of cash as well as equity-based and other incentive programs. With respect to equity-based compensation, the Compensation Committee believes that an integral part of the Company's compensation program is the ownership and retention of the Company's Common Stock by its Executive Officers. By providing Executive Officers with a meaningful stake in the Company, the value of which is dependent on the Company's long-term success, a commonality of interests between the Company's Executive Officers and its shareholders is fostered. The Compensation Committee intends to further increase the orientation of executive compensation policies toward long-term performance and to increase the utilization of objective performance criteria.

     SALARIES AWARDED TO THE CHIEF EXECUTIVE OFFICER AND OTHER EXECUTIVE
     OFFICERS

     The Board of Directors has delegated to the Compensation Committee the authority to establish compensation levels for the Company's Executive Officers. The Compensation Committee has established a policy of setting the salary of the Chief Executive Officer (Mr. Tanna in 1997) while reviewing the base salaries of the other Executive Officers as determined and proposed by the Chief Executive Officer. The Compensation Committee based Mr. Tanna's salary on the salary of his predecessor and on the salaries of chief executive officers at comparable companies. For Executive Officers other than Mr. Tanna, individual salary levels take into account the knowledge required for the position, the problem-solving abilities necessary to satisfactorily achieve the assigned duties and responsibilities, the accountability of the positions and their impact on the operations and profitability of the Company.

     In 1997, Mr. Tanna determined and proposed salary ranges and increases for each of the other Executive Officers based, in part, on his understanding of competitive conditions. As the current Chief Executive Officer of the Company, Mr. Erickson will perform this function in 1998 and for any subsequent years in which he serves as Chief Executive Officer. The Compensation Committee reviews such proposals by the Chief Executive Officer and ultimately authorizes salaries for such other Executive Officers. Small annual percentage increases in base salaries have been awarded to the Executive Officers within the range of percentage increases given to all of the Company's personnel. Increases to each Executive Officer have been determined by, among other things, a subjective evaluation of such Executive Officer's performance.

     BONUSES

     As evidenced in the Summary Compensation Table contained herein, bonuses were earned by Messrs. Erickson, Clark and Wright for their performance in 1996 and paid in 1997. No other bonuses were earned by the Named Executive Officers during the last three years. The Compensation Committee will consider the payment of bonuses to executive officers in the future based on both an evaluation of individual performance and overall corporate performance.

     LONG-TERM INCENTIVE COMPENSATION

     In 1997, the Stock Option Committee and the Board of Directors, in consultation with the Compensation Committee, authorized long-term incentive grants to senior executives of the Company (through the issuance of stock options) in order to promote the Company's long-term performance.

          THE COMPENSATION COMMITTEE

          D. Ross Hamilton
          Michael J. McGovern
          Larry D. Unruh

                                 CERTAIN TRANSACTIONS

     In April 1998, the Company and Mr. Tanna entered into a Separation Agreement whereby Mr. Tanna resigned his positions as Chairman of the Board, President and Chief Executive Officer and as Director. Under the Agreement, Mr. Tanna will act as an on-call consultant for any matters the Company may refer to him for his input and participation. His annual compensation for such services is $215,000 plus medical, dental and car allowance benefits. The Separation Agreement terminates on March 31, 1999.

     In March 1997, Mr. Tanna loaned the Company $300,000 at 12% on an unsecured basis. The Company repaid the loan balance with accrued interest in July 1997.

     In October 1996, the Company loaned (i) Roger H. Erickson, then Vice President, Operations, $92,812 and (ii) John W. Low, Chief Financial Officer and Secretary, $61,875. Each loan is at a simple interest rate of 9.25% with a maturity date of March 31, 1997. The loans were made to Messrs. Erickson and Low in connection with their exercise of stock options that were due to expire. On May 15, 1998, the Company agreed, as additional compensation to Messrs. Erickson and Low, to forgive the promissory notes of such officers. The outstanding principal and interest payable by Messrs. Erickson and Low under such notes were $106,196 and $70,797, respectively.

     In 1997, Mr. Hamilton assisted the Company in raising capital through a private placement. The transaction was completed in June 1997 and the Company paid to Mr. Hamilton $120,000 for his consulting services.

                              INDEPENDENT ACCOUNTANTS

     Price Waterhouse LLP has audited the Company's 1997 financial statements. The selection of independent accountants to audit the Company's 1999 financial statements will be made in the second half of 1998 after an evaluation of the audit fee proposal.

                                   ANNUAL REPORT

     The Company's Annual Report on Form 10-K including financial statements and related schedules for the year ended December 31, 1997 filed with the Securities and Exchange Commission is being mailed to all shareholders. Any shareholder who has not received a copy may obtain one by writing to the Company at 9339 Carroll Park Drive, San Diego, California 92121, Attention: Shareholder Relations.

                               SHAREHOLDER PROPOSALS

     A proposal of a shareholder intended to be presented at the 1999 Annual Meeting of Shareholders and to be included in the Proxy Statement for that meeting must be received on or before March 1, 1999 at the Company's principal offices, 9339 Carroll Park Drive, San Diego, California 92121.

                                    OTHER MATTERS

     The Company knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly presented for action, the persons named in the accompanying proxy intend to vote on such matters in their discretion.

                              SOLICITATION OF PROXIES

     The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made by mail, telephone or telegram and personally by directors, officers and other employees of the Company, but such persons will not receive compensation for such services over and above their regular salaries. The Company will reimburse brokers, banks, custodians, nominees and fiduciaries holding stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxy material to the beneficial owners of such stock.

PROXY

                            ALTRIS SOFTWARE, INC.
                           9339 CARROLL PARK DRIVE
                         SAN DIEGO, CALIFORNIA  92121

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                              ALTRIS SOFTWARE, INC.

     The undersigned hereby appoints Roger H. Erickson and John W. Low, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote as designated below, all the shares of Common Stock of Altris Software, Inc., a California corporation (the "Company") held of record by the undersigned on June 30, 1998, at the Annual Meeting of Shareholders to be held on August 27, 1998 and any postponements or adjournments thereof.

     1.  Election of Directors:

     / / FOR all nominees listed below (except as marked to the contrary below).

     / / WITHHOLD AUTHORITY to vote for all nominees listed below.

     INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

                     ROGER H. ERICKSON     LARRY D. UNRUH
                     D. ROSS HAMILTON      MARTIN P. ATKINSON
                     MICHAEL J. McGOVERN

      2. To amend the Company's 1996 Stock Incentive Plan to approve an increase in the aggregate number of shares of Common Stock reserved for issuance under such plan from 625,000 to 925,000 shares.

            / / FOR
            / / AGAINST
            / / ABSTAIN

       3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before such meeting and any and all postponements or adjournments thereof.

  PLEASE DATE, SIGN ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.

                            [Reverse Side of Proxy]

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED; HOWEVER, IF NO INSTRUCTIONS ARE GIVEN, THE PROXIES WILL VOTE THE SHARES FOR EACH OF THE NOMINEES FOR DIRECTOR, FOR AMENDMENT OF THE 1996 STOCK INCENTIVE PLAN AND IN THEIR DISCRETION ON THE MATTERS DESCRIBED IN ITEM 3.

Do you plan to attend the meeting?          / / YES           / / NO


                                    Please sign exactly as your name appears on the stock certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership or limited liability company, please sign in the partnership's or limited liability company's name by an authorized person.

                                    DATED:                       , 1998
                                          -----------------------

                                    ------------------------------------------
                                                    Signature

                                    ------------------------------------------
                                             Signature if held jointly

  Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.

                                    A-2